EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-24527, No. 33-65002, No. 33-65004, No. 33-58657, No. 333-04169, No. 333-56593, No. 333-40328, No. 333-64106, No. 33-65724, No. 333-85204 and No. 333-104462 of Quiksilver, Inc. on Form S-8 of our report, dated January 20, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the Company’s method of accounting for goodwill and intangible assets, appearing in this Annual Report on Form 10-K of Quiksilver, Inc. for the year ended October 31, 2003.

DELOITTE & TOUCHE LLP

Costa Mesa, California
January 27, 2004